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                                                                      EXHIBIT 12

                COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO
                          FROM CONTINUING OPERATIONS
                 (IN THOUSANDS OF DOLLARS, EXCEPT RATIO DATA)


                                                                                YEAR ENDED
                                                ---------------------------------------------------------------------------
                                                December 29     December 31     December 25     December 26     December 27
                                                   1996            1995            1994            1993            1992
                                                -----------     -----------     -----------     -----------     -----------
FIXED CHARGES COMPUTATION

INTEREST EXPENSE:

  NET INTEREST EXPENSE                          $    66,899     $    57,683     $    44,111     $    44,992     $    37,629

  PLUS CAPITALIZED INTEREST                           6,397           1,889             474             120          14,746
                                                -----------     -----------     -----------     -----------     -----------
       GROSS INTEREST EXPENSE                        73,296          59,572          44,585          45,112          52,375

PROPORTIONATE SHARE OF INTEREST
  EXPENSE OF 50% OWNED PERSONS                       17,941          13,824          12,351          13,608          15,546

INTEREST COMPONENT OF
  RENT EXPENSE                                        9,687          11,290          11,118           9,888           9,826
                                                -----------     -----------     -----------     -----------     -----------
       TOTAL FIXED CHARGES                      $   100,924     $    84,686     $    68,054     $    68,608     $    77,747
                                                ===========     ===========     ===========     ===========     ===========




EARNINGS COMPUTATION

PRETAX EARNINGS                                 $   466,608     $   287,796     $   290,070     $   243,401     $   239,715

     ADD: FIXED CHARGES                             100,924          84,686          68,054          68,608          77,747

            LESS: CAPITALIZED INTEREST               (6,397)         (1,889)           (474)           (120)        (14,746)

    LESS: DISTRIBUTIONS IN EXCESS
                OF (LESS THAN)
                EARNINGS OF INVESTEES               (12,962)         (9,285)         (4,287)         (4,226)         (1,216)
                                                -----------     -----------     -----------     -----------     -----------
       TOTAL EARNINGS AS ADJUSTED               $   548,173     $   361,308     $   353,363     $   307,663     $   301,500
                                                ===========     ===========     ===========     ===========     ===========
       RATIO OF EARNINGS
         TO FIXED CHARGES                             5.4:1           4.3:1           5.2:1           4.5:1           3.9:1
                                                ===========     ===========     ===========     ===========     ===========



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